UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 23, 2009

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania	19040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On September 23, 2009, InfoLogix, Inc. and its subsidiaries (the “Company”) and Hercules Technology Growth Capital, Inc. (the “Lender”) entered into a third amendment to the Forbearance Agreement dated July 31, 2009, as amended August 14, 2009 and August 20, 2009 (the “Forbearance Agreement”), under which the Lender has agreed to forbear from exercising its rights and remedies with respect to an event of default under the Loan and Security Agreement between the Company and the Lender dated May 1, 2008, as amended (the “Loan Agreement”).  Following the third amendment, the Forbearance Agreement is effective until the earlier of (i) October 12, 2009 and (ii) the occurrence of a termination event under the Forbearance Agreement.  A “termination event” includes, among other things, the Company’s failure to deliver to Lender an executed term sheet on or before October 5, 2009 providing for the terms and conditions of a restructure of the Loan Agreement and the Company’s failure at any time to continue, in good faith, its negotiations with respect to a restructure of the Loan Agreement with the Lender.  Upon the termination of the forbearance period, the Lender would be free to proceed to enforce any or all of its rights and remedies with respect to the Company’s default of under the Loan Agreement.  The Company did not pay any fee to the Lender in connection with the third amendment.

The Company continues in active discussions with the Lender about a potential restructuring of its loan obligations.  The restructuring may include a conversion of a portion of the debt to equity and a restructuring of the terms of any remaining debt.  The Company is continuing to have discussions with NewSpring Ventures II, L.P. (“NewSpring”) and other potential investors about raising additional equity capital on terms that the Company finds favorable, however it is no longer proceeding with an investment by NewSpring on the terms outlined in the non-binding term sheet dated August 12, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: September 29, 2009	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer